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                         SUPPLEMENT, DATED MAY 15, 1997
                      TO PROSPECTUS, DATED APRIL 23, 1997.
                                       OF
                     ENHANCE FINANCIAL SERVICES GROUP INC.

    In connection with the sale by the Selling Shareholder through Salomon Brothers Inc ("Salomon") of shares of Common Stock pursuant to the Prospectus, dated April 23, 1997 (the "Prospectus"), of Enhance Financial Services Group Inc. (the "Company"), the Company has agreed to indemnify Salomon with respect to certain civil liabilities, including certain liabilities under the Securities Act, to which it may be subject arising out of Salomon's activities relating thereto. Terms which are defined in the Prospectus shall have their defined meanings in this Supplement, unless otherwise defined herein.